Exhibit 99.1

Investors May Contact: Stacey Yonkus Director, Investor Relations (203) 356-4424 investor@asburyauto.com
Reporters May Contact: David Shein RFBinder Partners (212) 994-7514 david.shein@rfbinder.com

Asbury Automotive Group Announces
Termination of Bob Baker Acquisition

STAMFORD, Conn., December 2, 2003 – Asbury Automotive Group, Inc. (NYSE: ABG), one of the largest automotive retail and service companies in the U.S., today announced that its proposed agreement to acquire the Bob Baker Auto Group of San Diego, California has been terminated.

When the proposed acquisition was announced in 2002, Asbury noted that it was subject to customary closing conditions, including approvals from all of the relevant manufacturers.  As previously disclosed, all of the manufacturers gave their approval promptly with the exception of Ford Motor Company (“Ford”) and Toyota Motor Sales, U.S.A., Inc.  (“Toyota”).  Asbury has been working through the approval process with Toyota, including paperwork issues, and believes an approval would ultimately have been reached.  However, attempts to carve Baker’s Ford store out of the acquisition proved too complex and ultimately led to the deal’s termination.

Kenneth B. Gilman, Asbury’s President and CEO, said, “Bob Baker and Asbury have come to a mutual agreement that it is in the best interest of all our respective stakeholders to cancel our acquisition agreement and go our separate ways.”  Bob Baker, President and CEO of the Bob Baker Auto Group, said, “Ken and I talked it over, and we decided this is the best thing to do at the present time.  The Bob Baker Auto Group remains the pre-eminent automotive retailer in San Diego and we look forward to the continued growth and success of our business.”

“Our ongoing acquisition program is very much on track,” Mr. Gilman continued.  “We have already met our 2003 acquisition objectives, with completed deals representing about $415 million in annual revenues, and we are very pleased with the high-quality transactions in our pipeline.  We have executed contracts to acquire three additional dealerships—including one in Suburban Los Angeles—with $190 million in annual revenues, as well as signed letters of intent for another two dealerships with $165 million in annual revenues.”

In the fourth quarter of 2003, the Company will incur (as previously disclosed) a pre-tax charge of approximately $3 million, reflecting expenses related to the proposed Bob Baker Auto Group transaction.

About Asbury Automotive Group

Asbury Automotive Group, Inc., headquartered in Stamford, Connecticut, is one of the largest automobile retailers in the U.S., with 2002 revenues of $4.5 billion.  Built through a combination of organic growth and a series of strategic acquisitions, Asbury now operates through nine geographically concentrated, individually branded “platforms.”  These platforms currently operate 97 retail auto stores, encompassing 140 franchises for the sale and servicing of 35 different brands of American, European and Asian automobiles.  Asbury believes that its product mix includes one of the highest proportions of luxury and mid-line import brands among leading public U.S. automotive retailers.  The Company offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.  Additional information is available at the Company’s website, www.asburyauto.com.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements include statements relating to goals, plans, projections and guidance regarding the Company’s financial position, results of operations, market position, product development, pending and potential future acquisitions and business strategy.  These statements are based on management’s current expectations and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements.  These risks and uncertainties include, among other things, market factors, the Company’s relationships with vehicle manufacturers and other suppliers, risks associated with the Company’s substantial indebtedness, risks related to pending and potential future acquisitions, general economic conditions both nationally and locally and governmental regulations and legislation.  There can be no guarantees that the Company’s plans for future operations will be successfully implemented or that they will prove to be commercially successful.  These and other risk factors are discussed in the Company’s annual report on Form 10-K and in its other filings with the Securities and Exchange Commission.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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